UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

                                    FORM 3

                          OMB APROVAL
                          OMB NUMBER:  3235-0104
                          Expires: September 30, 1998
                          Estimated average burden
                          hours per response........0.5

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935
or Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)

1. Name and Address of Reporting Person*

   Texas Instruments Incorporated
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     (Last)                         (First)                      (Middle)

   8505 Forest Lane, P.O. Box 660199
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                                   (Street)

   Dallas                           Texas                         75266-0199
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     (City)                         (State)                           (Zip)


2.   Date of Event Requiring Statement (Month/Day/Year)

     09/30/98
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3.   IRS or Social Security Number of Reporting Person (Voluntary)

     75-0289970
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4.   Issuer Name and Ticker or Trading Symbol

     Micron Technology, Inc., (NYSE:MU)
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5.   Relationship of Reporting Person to Issuer   (Check all applicable)

       Director                                        X 10% Owner
    ---                                               ---

       Officer (give title below)                        Other (specify below)
    ---                                               ---

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6.   If Amendment, Date of Original (Month/Day/Year)


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7.  Individual or Joint/Group Filing (Check Applicable Line)

  X Form filed by One Reporting Person
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    Form filed by More than One Reporting Person
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             Table I Non-Derivative Securities Beneficially Owned


1.   Title of Security                            2. Amount of Securities     3. Ownership         4.   Nature of Indirect
     (Instr. 4)                                      Beneficially Owned          Form: Direct           Beneficial Ownership
                                                     (Instr. 4)                  (D) or Indirect        (Instr. 5)
                                                                                 (I)(Instr. 5)
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Common Stock, par value $0.10 per share           28,933,092                  D

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, see Instruction
   5(b)(v).

                                                                        (Over)
                                                               SEC 1473 (7-96)

               Table II Derivative Securities Beneficially Owned
        (e.g., puts, calls, warrants, options, convertible securities)



1.   Title of Derivative           2. Date Exercisable          3.   Title and Amount of     4. Conver-    5. Owner-    6. Nature
     Security (Instr. 4)              and Expiration                 Securities Underlying      sion or       ship         of In-
                                      Date (Month/Day/ Year)         Derivative Security        Exercise      Form of      direct
                                      -------------------------         (Instr. 4)              Price of      Deriv-       Bene-
                                      Date           Expira-       ----------------------       Derivative    ative        ficial
                                      Exer-          tion             Title     Amount          Security      Security:    Owner-
                                      cisable        Date                       or                            Direct       ship
                                                                                Number                        (D) or      (Instr.
                                                                                of                            Indirect     5)
                                                                                Shares                        (I)
                                                                                                              (Instr.
                                                                                                              5)
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$324,703,000 6 1/2% Convertible    10/1/98        10/1/05       Common Stock    5,411,727   16.6667 per   D
   Subordinated Notes due 2005                                                              $1000

$415,297,000 6 1/2% Convertible    10/1/98        10/1/05       Common Stock    6,921,631   16.6667 per   I          By Subsidiary
   Subordinated Notes due 2005                                                              $1000

Explanation of Responses:


/s/ William A. Aylesworth                                 October 8, 1998
-------------------------------                        ------------------------
Senior Vice President, Treasurer                                Date
  and Chief Financial Officer



**Intentional misstatements or omissions of facts constitute Federal Criminal
  Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space is insufficient, See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

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                                                                 SEC 1473 (7-96)